Securities and Exchange Commission

Washington, DC

Arthur Andersen LLP has represented to Energy Exploration Technologies that its audit was subject to the firm's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen LLP personnel working on the audit and availability of U.S. national office consultation. Availability of personnel of foreign affiliates of Arthur Andersen LLP is not relevant to this audit.